PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 36 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 26, 1998                                       Dated July 23, 1998
                                                                Rule 424(b)(3)

                                $20,270,000
                     Morgan Stanley Dean Witter & Co.
                        MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes

                 1.0% EXCHANGEABLE NOTES DUE JULY 29, 2005

                Exchangeable For Shares of Common Stock of
                            Cisco Systems, Inc.

               The 1.0% Exchangeable Notes due July 29, 2005 (the "Notes"), are Medium-Term Notes, Series C (Senior Fixed Rate Notes) of Morgan Stanley Dean Witter & Co. (the "Company"), as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes" and "--Exchangeable Notes." The Notes will bear interest at the rate of 1.0% per annum (the "Stated Coupon Rate") payable semi-annually on January 29 and July 29 of each year (each an "Interest Payment Date") commencing January 29, 1999. The issue price of each Note will be $1,000 (the "Issue Price"). The Notes are issued in minimum denominations of $1,000 and will mature on July 29, 2005.

               On any Exchange Date (as defined herein), the holder of a Note will have the right (the "Exchange Right"), subject to a prior call of the Notes for cash by the Company (as described in the immediately succeeding paragraph) and upon completion by the holder and delivery to the Company and the Calculation Agent of an Official Notice of Exchange prior to 11:00 a.m. New York City time on such date, to exchange each $1,000 principal amount of such Note for 7.8969 shares (the "Exchange Ratio") of the common stock without par value ("Cisco Stock"), of Cisco Systems, Inc. ("Cisco"), subject to the Company's right to pay cash in an amount equal to the Exchange Ratio times the Market Price (as defined herein) of Cisco Stock on the Exchange Date in lieu of such shares. The Exchange Ratio will be adjusted for certain corporate events. See "Adjustments to Exchange Ratio" in this Pricing Supplement. An Exchange Date will be any Trading Day (as defined herein) that falls during the period beginning October 30, 1998 and ending on the day prior to the earliest of the Maturity Date, the Call Date (as defined below) and, in the event of a call for cash as described under "Company Exchange Right" herein, the Company Notice Date (as defined herein).

               On or after July 23, 2001, the Company may call the Notes, in whole but not in part, for mandatory exchange into Cisco Stock at the Exchange Ratio; provided that, if Parity (as defined herein) as determined on the Trading Day immediately prior to the Company Notice Date is less than the Call Price (as defined herein), the Company will pay such Call Price in cash on the date (the "Call Date") not less than 30 nor more than 60 days after the Company Notice Date, as specified by the Company. If the Notes are so called for mandatory exchange, the Cisco Stock or cash to be delivered to holders of Notes will be delivered on the Call Date.

               Cisco is neither affiliated with the Company nor involved in this offering of the Notes. The Market Price of the Cisco Stock on the date of this Pricing Supplement was $99.125 (the "Initial Market Price"). See "Historical Information" in this Pricing Supplement for information on the range of Market Prices for Cisco Stock.

               The Company will cause Parity and any adjustments to the Exchange Ratio to be determined by the Calculation Agent for The Chase Manhattan Bank (formerly known as Chemical Bank) as Trustee under the Senior Debt Indenture.

               An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under " Risk Factors" on PS-6 and PS-7 herein.

               The Notes have been approved for listing on the American Stock Exchange, Inc. ("AMEX"), subject to official notice of issuance. The AMEX symbol for the Notes is "MCV.A." It is not possible to predict whether the Notes will trade in the secondary market or if such market will be liquid or illiquid.


                             -----------------

                      PRICE 100% AND ACCRUED INTEREST

                             -----------------


                          Price to Public(1)      Agent's Commissions(2)      Proceeds to Company(1)
                          ------------------      ----------------------      ----------------------
Per Note.............            100%                     0.25%                       99.75%
Total................        $20,270,000                 $50,675                   $20,219,325

(1) Plus accrued interest, if any, from July 30, 1998.
(2) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.

                        MORGAN STANLEY DEAN WITTER


                   (This page intentionally left blank)


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF CISCO STOCK. SPECIFICALLY, THE AGENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE CISCO STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "USE OF PROCEEDS AND HEDGING" IN THIS PRICING SUPPLEMENT AND "PLAN OF DISTRIBUTION" IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount..............   $20,270,000

Maturity Date.................   July 29, 2005

Stated Coupon Rate............   1.0% per annum

Interest Payment Dates........   January 29 and July 29, beginning January 29,
                                 1999

Specified Currency............   U.S. Dollars

Issue Price...................   100%

Original Issue Date
 (Settlement Date)............   July 30, 1998

CUSIP.........................   617446CZ0

Book Entry Note or
 Certificated Note............   Book Entry, DTC

Senior Note or Subordinated
  Note........................   Senior

Minimum Denominations.........   $1,000

Agent.........................   Morgan Stanley & Co. Incorporated

Trustee.......................   The Chase Manhattan Bank

Exchange Right................   On any Exchange Date, subject to a prior call
                                 of the Notes for cash in an amount equal to the Call Price by the Company as described under "Company Exchange Right" below, the holders of Notes will be entitled upon (i) completion by the holder and delivery to the Company and the Calculation Agent of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m.
                                 New York City time on such date and (ii) delivery on such date of such Notes to the Trustee, to exchange each $1,000 principal amount of Notes for 7.8969 shares (the
                                 "Exchange Ratio") of Cisco Stock, subject to adjustment as described under "Adjustments to the Exchange Ratio" below. Upon any such exchange, the Company may, at its sole option, deliver such shares of Cisco Stock or pay an amount in cash equal to the Exchange
                                 Ratio times the Market Price of Cisco Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such shares.
                                 Such delivery or payment will be made 3
                                 Business Days after any Exchange Date,
                                 subject to delivery of such Notes to the Trustee on the Exchange Date. Upon any exercise of the Exchange Right, holders of such exchanged Notes shall not be entitled to receive accrued but unpaid interest thereon.
                                 If any Notes are exchanged after a record date for the payment of interest and prior to the next succeeding Interest Payment Date, such Notes must be accompanied by funds equal to the interest payable on such succeeding
                                 Interest Payment Date on the principal amount so exchanged.

                                 The Company shall, or shall cause the
                                 Calculation Agent to, deliver such shares of Cisco Stock or cash to the Trustee for delivery to the holders.

No Fractional Shares .........   If upon any exchange of the Notes the Company
                                 chooses to deliver shares of Cisco Stock, the Company will pay cash in lieu of delivering fractional shares of Cisco Stock in an amount equal to the corresponding fractional Market
                                 Price of Cisco Stock as determined by the Calculation Agent on such Exchange Date.

Exchange Ratio................   7.8969, subject to adjustment for certain
                                 corporate events.  See "Adjustments to
                                 Exchange Ratio" below.

Exchange Date.................   Any Trading Day that falls during the period
                                 beginning October 30, 1998 and ending on the day prior to the earliest of (i) the Maturity
                                 Date, (ii) the Call Date and (iii) in the event of a call for cash as described under "Company Exchange Right" below, the Company
                                 Notice Date.

Company Exchange Right .......   On or after July 23, 2001, the Company may
                                 call the Notes, in whole but not in part, for mandatory exchange into Cisco Stock at the Exchange Ratio; provided that, if Parity on the Trading Day immediately preceding the Company Notice Date, as determined by the Calculation Agent, is less than the Call
                                 Price, the Company will pay such Call Price in cash on the Call Date. If the Notes are so called for mandatory exchange by the Company, then, unless a holder subsequently exercises the Exchange Right (the exercise of which will not be available to the holder following a call for cash in an amount equal to the Call Price), the Cisco Stock or cash to be delivered to holders of Notes will be delivered on the Call Date fixed by the Company and set forth in its notice of mandatory exchange, upon delivery of such Notes to the Trustee. The Company shall, or shall cause the Calculation Agent to, deliver such shares of Cisco Stock or cash to the Trustee for delivery to the holders.

                                 On or after the Company Notice Date (as
                                 defined below) (other than with respect to a call of the Notes for cash by the Company) holders of the Notes will continue to be entitled to exercise the Exchange Right and receive any amounts described under "Exchange Right" above.

Company Notice Date...........   Any Trading Day on or after July 23, 2001 on
                                 which the Company issues its notice of
                                 mandatory exchange.

Parity........................   With respect to any Trading Day, an amount
                                 equal to the Exchange Ratio times the Market
                                 Price (as defined below) of Cisco Stock on such Trading Day.

Call Price....................   $1,000 per Note.

Market Price..................   If Cisco Stock (or any other security for
                                 which a Market Price must be determined) is listed on a national securities exchange, is a security of The Nasdaq
                                 National Market ("NASDAQ NMS") or is
                                 included in the OTC Bulletin Board Service
                                 ("OTC Bulletin Board") operated by the
                                 National Association of Securities
                                 Dealers, Inc.  (the "NASD"), the Market
                                 Price for one share of Cisco Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, on such day on the principal United States securities exchange registered under the Securities
                                 Exchange Act of 1934, as amended (the
                                 "Exchange Act"), on which Cisco Stock (or any other such security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ
                                 NMS or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Market
                                 Price for any Trading Day shall be the
                                 mean, as determined by the Calculation
                                 Agent, of the bid prices for Cisco Stock
                                 (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.
                                 The term "NASDAQ NMS security" shall
                                 include a security included in any
                                 successor to such system and the term "OTC
                                 Bulletin Board Service" shall include any successor service thereto.

Trading Day...................   A day on which trading is generally conducted
                                 on the New York Stock Exchange ("NYSE"), the
                                 AMEX, the NASDAQ NMS, the Chicago Mercantile
                                 Exchange and the Chicago Board of Options
                                 Exchange, as determined by the Calculation
                                 Agent, and on which a Market Disruption Event
                                 (as defined below) has not occurred.

Calculation Agent.............   Morgan Stanley & Co. Incorporated ("MS &
                                 Co.")

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or determining the Market Price or whether a Market Disruption Event has occurred. See "Adjustment to the Exchange Ratio" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

                                 All percentages resulting from any
                                 calculation on the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to
                                 9.87655% (or .0987655)), and all dollar
                                 amounts used in or resulting from such
                                 calculation will be rounded to the nearest one hundredth of a cent with five one thousandths of a cent being rounded upwards (e.g., $.09875 would be rounded to $.0988).

Risk Factors..................   An investment in the Notes entails
                                 significant risks not associated with similar investments in a conventional debt security, including the following:

                                 The yield to maturity is less than would be payable on a non-exchangeable debt security if the Company were to issue such a security at the same time it issues the Notes.

                                 There can be no assurance as to how the Notes will trade in the secondary market or whether such market will be liquid or illiquid. The market value for the Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of Cisco Stock, including, but not limited to, the volatility of Cisco Stock, the dividend rate on Cisco Stock, market interest and yield rates and the time remaining to the first Exchange Date, any Call Date or the maturity of the Notes. In addition, the value of Cisco Stock depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The market value of the Notes is expected to depend primarily on the extent of the appreciation, if any, of the Market Price of Cisco Stock above the Initial Market Price. The price at which a holder will be able to sell Notes prior to maturity may be at a discount, which could be substantial, from the accreted principal amount thereof, if, at such time, the Market Price of Cisco Stock is below, equal to or not sufficiently above the Initial Market Price. The historical Market Prices of Cisco Stock should not be taken as an indication of Cisco Stock's future performance during the term of any Note.

                                 The Company is not affiliated with Cisco and, although the Company as of the date of this Pricing Supplement does not have any material non-public information concerning Cisco, corporate events of Cisco, including those described below in "Adjustments to the Exchange Ratio," are beyond the Company's ability to control and are difficult to predict.

                                 Cisco is not involved in the offering of the Notes and has no obligations with respect to the Notes, including any obligation to take the interests of the Company or of holders of Notes into consideration for any reason. Cisco will not receive any of the proceeds of the offering of the Notes made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for or quantities of, the Notes offered hereby.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain adjustments to the Exchange Ratio that may influence the determination of Parity or of the amount of stock or cash receivable upon exercise of the Exchange Right or the Company Exchange Right. See "Adjustments to the Exchange Ratio" and "Market Disruption Event."

                                 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Notes.  See
                                 "United States Federal Taxation" below.

Adjustments to the Exchange
 Ratio........................   The Exchange Ratio will be adjusted as
                                 follows:

                                 1. If Cisco Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Cisco Stock.

                                 2. If Cisco Stock is subject to a stock
                                 dividend (issuance of additional shares of Cisco Stock that is given ratably to all holders of shares of Cisco Stock), then once the dividend has become effective and Cisco Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Cisco Stock and (ii) the prior Exchange Ratio.

                                 3. There will be no adjustments to the
                                 Exchange Ratio to reflect cash dividends or other distributions paid with respect to Cisco Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below.
                                 A cash dividend or other distribution with respect to Cisco Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Cisco Stock by an amount equal to at least 10% of the Market Price of Cisco Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Cisco Stock, the Exchange Ratio with respect to Cisco Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market
                                 Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary
                                 Dividend Amount" with respect to an
                                 Extraordinary Dividend for Cisco Stock
                                 will equal (i) in the case of cash
                                 dividends or other distributions that
                                 constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary
                                 Dividend for Cisco Stock or (ii) in the
                                 case of cash dividends or other
                                 distributions that do not constitute
                                 quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Cisco Stock described in paragraph 6 below that also constitutes an
                                 Extraordinary Dividend shall only cause an adjustment to the Exchange Ratio pursuant to paragraph 6.

                                 4. If Cisco is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into Cisco Stock so long as a Market Price for Cisco Stock is available. If a Market Price is no longer available for Cisco Stock for whatever reason, including the liquidation of Cisco or the subjection of Cisco to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of Cisco Stock will equal zero for so long as no Market Price is available.

                                 5. If there occurs any reclassification or change of Cisco Stock, or if Cisco has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of Cisco as an entirety or substantially as an entirety, in each case as a result of which the holders of Cisco Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Cisco Stock, then the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of shares of stock, other securities or other property or assets that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes for Cisco Stock immediately prior to any such corporate event. At such time, no adjustment will be made to the Exchange Ratio.

                                 6. If Cisco issues to all of its shareholders equity securities of an issuer other than Cisco (other than in a transaction described in paragraph 5 above), then the holders of the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for Cisco Stock at the time of the issuance of such new equity securities times the number of shares of the new equity securities issued with respect to one share of Cisco Stock.

                                 No adjustments to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

                                 No adjustments to the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of the Cisco Stock.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Exchange Ratio upon written request by any holder of the Notes.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to Cisco Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of Cisco Stock on
                                    the primary market for Cisco Stock for
                                    more than two hours of trading or
                                    during the one-half hour period
                                    preceding the close of trading in such
                                    market; or the suspension, absence or
                                    material limitation on the primary
                                    market for trading in options contracts
                                    related to Cisco Stock, if available,
                                    during the one-half hour period
                                    preceding the close of trading in the
                                    applicable market, in each case as
                                    determined by the Calculation Agent in
                                    its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on Cisco Stock by the primary securities market for trading in such options, if available, by reason of
                                 (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to Cisco Stock and (5) a "suspension, absence or material limitation of trading" on the primary securities market on which options contracts related to Cisco Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in case of an Event of Default   In case an Event of Default with respect to
                                 the Notes shall have occurred and be
                                 continuing, the amount declared due and
                                 payable upon any acceleration of any Note shall be determined by MS & Co, as Calculation Agent, and shall be equal to the principal amount of a Note and any accrued and unpaid interest at the Stated Coupon Rate to but not including the date of acceleration; provided that if (x) the holder of a Note has submitted an Official Notice of Exchange to the Issuer in accordance with the Exchange Right or (y) the Issuer has called the Notes, other than a call for cash, in accordance with the Company Exchange Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the Exchange Ratio times the Market
                                 Price of one share of Cisco Stock, determined by the Calculation Agent as of the Exchange
                                 Date or as of the date of acceleration,
                                 respectively, and shall not include any
                                 accrued and unpaid interest thereon; provided further that if the Issuer has called the Notes for cash in an amount equal to the Call
                                 Price, in accordance with the Company
                                 Exchange Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the applicable Call
                                 Price.  See "Call Price" above.

Cisco Stock;
Public Information............   Cisco develops, manufactures, markets and
                                 supports multiprotocol internetworking
                                 systems that link geographically dispersed local-area and wide-area networks to form a single information infrastructure. Cisco
                                 Stock is registered under the Exchange Act.
                                 Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission").
                                 Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street,
                                 N.W., Washington, D.C. 20549 or at its
                                 Regional Offices located at Suite 1400,
                                 Citicorp Center, 500 West Madison Street,
                                 Chicago, Illinois 60661 and at Seven World
                                 Trade Center, 13th Floor, New York, New York
                                 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W.,
                                 Washington, D.C. 20549, at prescribed rates.
                                 In addition, information provided to or filed with the Commission electronically can be accessed through a Website maintained by the Commission. The address of the Commission's
                                 Website is http:/www.sec.gov. Information provided to or filed with the Commission by Cisco pursuant to the Exchange Act of 1934 can be located by reference to Commission file number 0-18225. In addition, information regarding Cisco may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

                                 THIS PRICING SUPPLEMENT RELATES ONLY TO THE
                                 NOTES OFFERED HEREBY AND DOES NOT RELATE TO
                                 CISCO STOCK OR OTHER SECURITIES OF CISCO. ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT REGARDING CISCO ARE DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER THE COMPANY NOR THE AGENT HAS PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO CISCO IN CONNECTION WITH THE OFFERING OF THE NOTES. NEITHER THE COMPANY NOR THE AGENT MAKES ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING CISCO ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF CISCO STOCK (AND THEREFORE THE INITIAL MARKET PRICE AND THE EXCHANGE RATIO) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING CISCO COULD AFFECT THE VALUE RECEIVED ON ANY EXCHANGE
                                 DATE OR CALL DATE WITH RESPECT TO THE NOTES
                                 AND THEREFORE THE TRADING PRICES OF THE NOTES.

                                 NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY PURCHASER OF NOTES AS TO THE PERFORMANCE OF CISCO STOCK.

                                 The Company or its affiliates may presently or from time to time engage in business with Cisco including extending loans to, or making equity investments in, Cisco or providing advisory services to Cisco, including merger and acquisition advisory services. In the course of such business, the Company or its affiliates may acquire non-public information with respect to Cisco and, in addition, one or more affiliates of the Company may publish research reports with respect to Cisco. The statement in the preceding sentence is not intended to affect the rights of holders of the Notes under the securities laws. Any prospective purchaser of a Note should undertake an independent investigation of Cisco as in its judgment is appropriate to make an informed decision with respect to an investment in Cisco Stock.

Historical Information........   The following table sets forth the high and
                                 low Market Price during 1995, 1996, 1997 and during 1998 through July 23, 1998. The
                                 Market Price on July 23, 1998 was $99(1)/(8).
                                 The Market Prices listed below were obtained from Bloomberg Financial Markets. The
                                 Company believes all such information to be accurate. The historical prices of Cisco
                                 Stock should not be taken as an indication of future performance, and no assurance can be given that the price of Cisco Stock will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the principal amount on any Exchange Date or Call Date.

                      Cisco                            High             Low
                      --------------------------       ----             ---
                      (CUSIP # 17275R102)
                      1995
                        First Quarter...........      13 3/64         10 55/64
                        Second Quarter..........      17 19/64        12 7/8
                        Third Quarter...........      24 3/64         16 31/64
                        Fourth Quarter..........      29 19/64        21 31/64
                      1996
                        First Quarter...........      33 21/64        21 51/64
                        Second Quarter..........      38 11/64        29 35/64
                        Third Quarter...........      42 1/4          31 27/64
                        Fourth Quarter..........      45 3/4          38 27/64
                      1997
                        First Quarter...........      49 59/64        31 27/64
                        Second Quarter..........      47 1/8          30 59/64
                        Third Quarter ..........      54 5/8          45 35/64
                        Fourth Quarter..........      60 19/64        48 35/64
                      1998
                        First Quarter...........      69 9/16         54 1/4
                        Second Quarter..........      92 1/16         66 1/2
                        Third Quarter (through
                          July 23, 1998)........     103 3/16         92 5/8


                                 Historical prices have been adjusted for a 2 for 1 stock split of Cisco Stock, which became effective in the first quarter of 1996 and a 3 for 2 stock split of Cisco Stock which became effective in the fourth quarter of 1997.

                                 Cisco has not paid cash dividends on Cisco
                                 Stock to date.  The Company makes no
                                 representation as to the amount of dividends, if any, that Cisco will pay in the future.
                                 In any event, holders of the Notes will not be entitled to receive dividends, if any, that may be payable on Cisco Stock.

Use of Proceeds and Hedging...   The net proceeds to be received by the
                                 Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes. See also "Use of Proceeds" in the accompanying
                                 Prospectus.

                                 On the date of this Pricing Supplement, the Company, through its subsidiaries and others, hedged its anticipated exposure in connection with the Notes by taking positions in Cisco Stock and positions in other instruments in connection with such hedging. Such hedging was carried out in a manner designed to minimize any impact on the price of Cisco Stock. Purchase activity could potentially have increased the price of Cisco Stock, and therefore effectively have increased the level to which Cisco Stock must rise before a holder of a Note would receive more than the accreted principal amount on any Exchange Date or Call Date. The Company, through its subsidiaries, may modify the hedge position noted above throughout the life of the Notes. Although the Company has no reason to believe that its hedging activity has had or will have a material impact on the price of Cisco Stock, there can be no assurance that the Company has not or will not affect such price as a result of its hedging activities.

United States Federal Taxation   The Notes are Optionally Exchangeable Notes
                                 and investors should refer to the discussion under "United States Federal
                                 Taxation--Notes--Optionally Exchangeable
                                 Notes" in the accompanying Prospectus
                                 Supplement.  In connection with the
                                 discussion thereunder, the Company has
                                 determined that the "comparable yield" is an annual rate of 6.06%, compounded semi-annually. Based on the Company's determination of the comparable yield, the "projected payment schedule" for a Note
                                 (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of the semi-annual coupon payments and an additional projected amount due at maturity, equal to $1,437.95.

                                 THE COMPARABLE YIELD AND THE PROJECTED
                                 PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY
                                 PURPOSE OTHER THAN THE DETERMINATION OF
                                 UNITED STATES HOLDERS' INTEREST ACCRUALS AND
                                 ADJUSTMENTS IN RESPECT OF THE NOTES, AND THE
                                 COMPANY MAKES NO REPRESENTATION REGARDING THE ACTUAL AMOUNTS OF THE PAYMENTS ON A NOTE.


                                                                       ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                                        Dated:  [On or after October 30, 1998]

Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: Lily Lam)

Dear Sirs:

               The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes due July 29, 2005 (Exchangeable for Shares of Common Stock of Cisco Systems, Inc.) of Morgan Stanley Dean Witter & Co. (CUSIP No. 617446CZ0) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is prior to the earliest of (i) July 29, 2005, (ii) the Call Date and (iii) in the event of a call for cash, the Company Notice Date, the Exchange Right as described in Pricing Supplement No. 36 dated July 23, 1998 (the "Pricing Supplement") to the Prospectus Supplement dated March 26, 1998 and the Prospectus dated March 26, 1998 related to Registration Statement No. 333-46935. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Company will deliver, at its sole option, shares of the Common Stock of Cisco or cash 3 Business Days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

                              Very truly yours,


                              --------------------------------------------
                              [Name of Holder]


                              By:
                                  ----------------------------------------
                                  [Title]



                              --------------------------------------------
                              [Fax No.]


                              $
                                ------------------------------------------
                                Principal Amount of Notes surrendered for exchange

Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY DEAN WITTER & CO., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:
    -------------------------------------------
    Title:

Date and time of acknowledgment
                                ---------------